Exhibit 99.1

For Immediate Release

Patrick Industries, Inc. Completes Acquisition of Mishawaka Sheet Metal, LLC

ELKHART, IN – June 20, 2016 – Patrick Industries, Inc. (NASDAQ: PATK) (“Patrick” or the “Company”) announced today that it has completed the acquisition of the business and certain assets of Elkhart, Indiana-based Mishawaka Sheet Metal, LLC (“MSM”). MSM is a full service distributor and fabricator of a wide variety of aluminum and steel products serving both the recreational vehicle (“RV”) and industrial markets. MSM’s 2015 revenues were approximately $28 million and the Company expects the acquisition to be immediately accretive to 2016 net income per share.

“The acquisition of MSM allows us to capitalize on its value-added manufacturing capabilities, products, and expertise as a leading supplier and manufacturer of high-quality, customized aluminum and steel components,” said Todd Cleveland, Chief Executive Officer of Patrick. “In addition to further expanding our market presence and increasing our RV content per unit, the acquisition of MSM provides us the opportunity to continue to penetrate adjacent industrial markets with our broad product offering and value proposition.”

“Our management team is excited and energized to join the Patrick organization and further showcase our aluminum and steel fabrication capabilities. The additional manufacturing and distribution expertise and resources that Patrick brings can help propel MSM and its team members to the next level,” said Jeff Troyer, President of MSM.

“We look forward to partnering with MSM’s management team who possess a long-standing reputation throughout the industries they serve for their state-of-the-art design, engineering, and fabrication capabilities, and quality customer and supplier relationships,” said Andy Nemeth, President of Patrick. “Additionally, we are excited about bringing our two companies together to further expand the business and continue to offer new and innovative products to our customers. Consistent with our previous acquisitions, we will support MSM with a financial and operational foundation that will allow it to capitalize on its core competencies while preserving the creative entrepreneurial spirit and brand value that has been so important to its success.”

The net purchase price for MSM of approximately $14 million was funded under the Company’s existing credit facility and includes the acquisition of accounts receivable, inventory, and machinery and equipment. Patrick will continue to operate the business on a stand-alone basis under the MSM brand name in its existing facility.

About Patrick Industries

Patrick Industries, Inc. (www.patrickind.com) is a major manufacturer of component products and distributor of building products serving the recreational vehicle, manufactured housing, kitchen cabinet, office and household furniture, fixtures and commercial furnishings, marine, and other industrial markets and operates coast-to-coast through locations in 14 states. Patrick’s major manufactured products include decorative vinyl and paper laminated panels, countertops, fabricated aluminum products, wrapped profile mouldings, slide-out trim and fascia, cabinet doors and components, hardwood furniture, fiberglass bath fixtures, fiberglass and plastic component products, softwoods lumber, interior passage doors, RV painting, simulated wood and stone products, and slotwall panels and components. The Company also distributes drywall and drywall finishing products, electronics and audio systems components, wiring, electrical and plumbing products, cement siding, raw and processed lumber, FRP products, interior passage doors, roofing products, laminate and ceramic flooring, shower doors, furniture, fireplaces and surrounds, interior and exterior lighting products, and other miscellaneous products.

Forward-Looking Statements

This press release contains certain statements related to future results, our intentions, beliefs and expectations or predictions for the future, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from either historical or anticipated results depending on a variety of factors. Potential factors that could impact results include: the impact of any economic downturns especially in the residential housing market, a decline in consumer confidence levels, pricing pressures due to competition, costs and availability of raw materials, availability of commercial credit, availability of retail and wholesale financing for residential and manufactured homes, availability and costs of labor, inventory levels of retailers and manufacturers, the financial condition of our customers, retention and concentration of significant customers, the ability to generate cash flow or obtain financing to fund growth, future growth rates in the Company's core businesses, the seasonality and cyclicality in the industries to which our products are sold, realization and impact of efficiency improvements and cost reductions, the successful integration of acquisitions and other growth initiatives, interest rates, oil and gasoline prices, adverse weather conditions impacting retail sales, and our ability to remain in compliance with our credit agreement covenants. In addition, national and regional economic conditions may affect the retail sale of recreational vehicles and residential and manufactured homes. The Company does not undertake to update forward-looking statements, except as required by law. Further information regarding these and other risks, uncertainties and factors is contained in the section entitled "Risk Factors" in the Company's Annual Report on Form 10-K for the year ended December 31, 2015, and in the Company's Form 10-Qs for subsequent quarterly periods, which are filed with the Securities and Exchange Commission ("SEC") and are available on the SEC's website at www.sec.gov.

Contact:

Julie Ann Kotowski

Patrick Industries, Inc.

574-294-7511 / kotowskj@patrickind.com